                 Exhibit 99.1

JLL Income Property Trust
Closes Senior Secured Real Estate Loan

Timely Strategic Allocation to Attractive Private Debt Sector

Chicago (September 21, 2023) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $7 billion in portfolio equity and debt investments, announced today that it originated a $27 million floating rate first mortgage loan secured by a newly constructed, institutional quality apartment community in suburban Austin, Texas.

The loan has an initial three-year term and earns an interest rate of 2.95% above SOFR – the Secured Overnight Financing Rate – and is currently projected to deliver a yield of between 7 - 8%. In an environment where traditional real estate debt sources are facing balance sheet and legacy portfolio challenges resulting in significantly curtailed lending, JLL Income Property Trust is diversifying beyond its traditional private equity pursuits into private credit, while maintaining its disciplined core-focused investment strategy. By directly sourcing floating rate, senior secured real estate loans that complement and further diversify its multi-sector property portfolio, JLL Income Property Trust intends to capitalize on the current void in the debt capital markets, targeting accretive investments that also enhance investment performance. Underwriting real estate credit through its disciplined research and strategy-led investment process is a core competency of JLL Income Property Trust’s advisor LaSalle Investment Management and its affiliates, which have originated more than $5 billion of real estate loans globally and have 20-plus years of experience in real estate debt investing across multiple economic cycles.

“Diversifying JLL Income Property Trust’s investments beyond private and public equity, and into that third quadrant of private debt, is an undertaking begun several years ago and was envisioned when we launched IPT 11 years ago,” said Allan Swaringen, President, and CEO of JLL Income Property Trust. “JLL and LaSalle’s global expertise in debt capital markets is well known and highly regarded around the world. However, until the Fed recently handed us a double-edged sword of higher interest rates coupled with stress among regional banks and foreclosures in office, mall and hotel property sectors that widened credit spreads – returns on real estate debt had been compressing for years and, on a risk-adjusted basis, were below our targets. The economics of private credit have now swung dramatically in favor of investors, and we intend to seize on this opportunity for our stockholders.”

Swaringen also noted, “With a preferential position to the substantial equity invested in this property, we believe this floating rate, senior secured loan has structural downside protection while also delivering attractive, durable income, along with meaningful diversification to our core equity portfolio. We intend to originate a diversified portfolio of similarly structured loans with strong sponsorship in attractive markets. Over time, we aspire to grow a meaningful allocation to floating rate loans that complement our equity investments, enhance cash flows, support our dividend growth ambitions, and provide attractive risk-adjusted returns for our investors. Over our 11-year history, actively managing our portfolio allocations to LaSalle’s Research and Strategy group’s ‘best ideas’ has been a strong contributor to JLL Income Property Trust’s investment performance.”

Recently constructed and nearly 90% leased, the property securing the loan consists of 191 units spread across two four-story residential buildings. It features a wide range of amenities designed to appeal to its targeted active adult residents. Approximately 20 miles from Austin’s central business district, the community is in a prosperous, high-growth population area surrounded by major employers including the University of Texas, Dell Technologies, Apple and Tesla among others. Complemented by strong institutional ownership, the location is immediately convenient to restaurants, retail stores, a farmer’s market and a super-regional shopping mall. According to Niche.com, the local school district is A+ rated, aligning with JLL Income Property Trust’s highly rated school district residential strategy.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $78 billion of assets in private and public real estate property and debt investments as of Q2 2023. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com